Exhibit 4.1

Execution Copy

THIS SUPPLEMENTAL INDENTURE, dated as of September 30, 2009 (this “Supplemental Indenture”), is by and among CuraGen Corporation (the “Company”), Celldex Therapeutics, Inc. (“Parent”) and The Bank of New York Mellon (formerly, The Bank of New York), as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and Trustee have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of February 17, 2004, providing for the issuance of the Company’s 4.0% Convertible Subordinated Notes due 2011 (the “Securities”);

WHEREAS, the Company, Parent and Cottrell Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Parent, entered into the Agreement and Plan of Merger, dated as of May 28, 2009 (the “Merger Agreement”), pursuant to which (i) Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation (the “Merger”); and (ii) each issued and outstanding share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the time at which the Merger becomes effective (“Effective Time”), shall be converted into the right to receive, and shall become exchangeable in accordance with the Merger Agreement for, 0.2739 shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”);

WHEREAS, pursuant to Section 12.4 of the Indenture, as a condition to the consummation of the transactions contemplated by the Merger Agreement, the Company is required to execute a supplemental indenture (i) providing that the Securities shall be convertible into the kind and amount of shares of stock and other securities, property or assets, which Holders would have been entitled to receive upon the Effective Time had such Securities been converted into Common Stock immediately prior to the Effective Time; and (ii) providing for adjustments of the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments provided for in Article XII of the Indenture; and

WHEREAS, pursuant to Section 11.1 of the Indenture, the Company may amend or supplement the Indenture in certain circumstances without notice to or consent of any Holder.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and ratable benefit of the Holders of the Securities, as follows:

1.             Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Amendment to Section 1.1 of the Indenture. Section 1.1 of the Indenture is hereby amended by inserting each of the following definitions in addition to the definitions, or in place of the corresponding definition of such term, as applicable, in the Indenture.

“Board of Directors” means either the board of directors of the Company or Parent, as the case may be, or any duly authorized committee of such Board.

“Common Stock” means (a) prior to the Effective Time, the common stock, par value $0.01 per share, of the Company; and (b) after the Effective Time, the Parent Common Stock or any other shares of Equity Interest of Parent into which such Common Stock shall be reclassified or changed; provided, that after the consummation of any transaction referred to in Section 12.4, all references to “Common Stock” shall, to the extent necessary to protect the interests of the Holders, become references to “Applicable Stock.”

“Conversion Rate” means (a) prior to the Effective Time, 103.2429 shares of Common Stock, which is the number of shares of Common Stock issuable upon conversion of each $1,000 of Principal Amount of Securities immediately prior to the Effective Time; and (b) after the Effective Time, the number of shares of

Common Stock issuable upon conversion of each $1,000 of Principal Amount of the Securities, which is initially 28.27823 shares, subject to adjustments as set forth in this Indenture.

“Effective Time” means the time at which the merger becomes effective under Delaware law pursuant to the Agreement and Plan of Merger among the Company, Parent and Cottrell Merger Sub, Inc. (the “Merger Sub”), a wholly-owned subsidiary of Parent, dated as of May 28, 2009.

“Fundamental Change” means the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company or Parent; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or Parent (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Company or Parent, as the case may be, was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; (iii) the Company or Parent consolidates with or merges with or into any Person or conveys, transfers, sells or otherwise disposes of or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company or Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or Parent is changed into or exchanged for cash, securities or other property, other than (1) any such transaction where the outstanding Voting Stock of the Company or Parent, as the case may be, is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company or Parent, as the case may be) or (2) where the stockholders of the Company or Parent, as the case may be, immediately before such transaction own, directly or indirectly, immediately following such transaction, more than 50% of the total outstanding Voting Stock of the surviving corporation; or (iv) the Company or Parent is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under Article VII.

A “Fundamental Change” shall not be deemed to have occurred if either:

(1) the last Closing Sale Price of the Common Stock for each of at least five Trading Days within:

(x)           the period of the ten consecutive Trading Days immediately after the later of the Fundamental Change or the public announcement of the Fundamental Change, in the case of a Fundamental Change resulting solely from a Fundamental Change in clause (i) of the definition of Fundamental Change; or

(y)          the period of the ten consecutive Trading Days immediately preceding the Fundamental Change, in the case of a Fundamental Change resulting from a Fundamental Change in clauses (ii), (iii) or (iv) of the definition of Fundamental Change is at least equal to 105% of the quotient where the numerator is the Principal Amount and the denominator is the Conversion Rate in effect on each of such five Trading Days, with such calculation being made for each Trading Day; or

(2) in the case of a merger or consolidation described in clause (iii) of the definition of Fundamental Change, at least 95% of the consideration, excluding cash payments for fractional shares and cash payments pursuant to dissenters’ approval rights, in the merger or consolidation constituting the Fundamental Change, consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq Global Market (or which shall be so traded or quoted when issued or exchanged in connection with such Fundamental Change) and as a result of such transaction or transactions the Securities become convertible solely into such common stock.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company or Parent, as the case may be.

“Officers’ Certificate,” when used with respect to the Company or Parent, as the case may be, means a written certificate containing the information specified in Section 14.4 and Section 14.5, signed in the name of the Company or Parent, as applicable, by any two Officers, at least one of whom is the Chief Executive Officer or the Chief Financial Officer, and delivered to the Trustee. An Officers’ Certificate given pursuant to Section 6.3 shall be signed by two Officers, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or Parent, as applicable.

“Opinion of Counsel” means a written opinion containing the information specified in Section 14.4 and Section 14.5, from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of, or counsel to, the Company or Parent.

“Parent” means Celldex Therapeutics, Inc., a Delaware corporation, until a successor replaces it pursuant to the applicable provisions of this Indenture and, thereafter, means such successor.  The foregoing sentence shall likewise apply to any subsequent successor or successors to such successors.

3.             Amendments to Section 6.3 of the Indenture. The words “and Parent” are hereby inserted after the word “Company” the first time it appears. The words “or the Parent, as applicable,” are hereby inserted after the word “Company” the second time it appears.

4.             Amendments to Section 6.4 of the Indenture.  The words “and Parent” are hereby inserted after the word “Company” where it appears in Section 6.4 of the Indenture.

5.             Amendments to Section 7.1 of the Indenture.  The words “The Company shall not” appearing at the beginning of Section 7.1 are hereby replaced with the words “Neither the Company nor Parent shall.” The words “or Parent, as applicable,” are hereby inserted after the word “Company” each other time it appears in Section 7.1, except for the first appearance of the word “Company” in the last sentence of Section 7.1, after which the word “Parent” is hereby inserted.

6.             Amendments to Section 8.1 of the Indenture.  The words “or Parent” are hereby inserted after the word “Company” in Section 8.1(c) and each time it appears in Section 8.1(g), (h), (i), (j) and (k) of the Indenture.

7.             Amendments to Section 8.2 of the Indenture.  The words “or Parent (as applicable)” are hereby inserted after the word “Company” where it appears in Section 8.2 of the Indenture.

8.             Amendments to Article 11 of the Indenture. The word, “Parent” is hereby inserted after the word “Company” in the preamble to Section 11.1 of the Indenture and each time it appears in Section 11.1(i) . The words “or Parent” are hereby inserted after the word “Company” in Sections 11.1(a), 11.1(b), 11.1(h), 11.1(k) and 11.2 of the Indenture. The words “or Parent’s” are hereby inserted after the word “Company’s” in Sections 11.1(c) and 11.1(d) of the Indenture.

9.             Amendment to Section 12.1 of the Indenture. Section 12.1 of the Indenture is amended and restated in its entirety to read as follows:

“Section 12.1. Conversion Right.

(a) Subject to and upon compliance with the provisions of this Article XII, a Holder of a Security shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 or an integral multiple of $1,000) of the Principal Amount of such Security into a number of shares of Common Stock equal to the product of (x) the Conversion Rate in effect on the date of conversion times (y) the quotient of the Principal Amount at Issuance of the Security or portion thereof surrendered for conversion divided by 1,000:

(i)            At any time prior to Stated Maturity unless such Security has been previously redeemed or repurchased by the Company; or

(ii)           as provided in clause (b) of this Section 12.1.

With respect to any conversion of a Security during a Registration Default Period following satisfaction of any of the conditions to conversion described in this Indenture (and during the prescribed time periods in respect thereof), a Holder shall be entitled to 103% of the number of shares of Common Stock that the Holder would have otherwise been entitled to upon conversion.

(b) (i) In the event that:

(A)  Parent distributes to all holders of its Common Stock rights or warrants entitling them (for a period expiring within 60 days of the Record Date for such distribution) to subscribe for or purchase Common Stock at a price per share of Common Stock less than the Closing Sale Price of the Common Stock on the Business Day immediately preceding the announcement of such distribution;

(B) Parent distributes to all holders of its Common Stock cash or other assets, debt securities or rights or warrants to purchase its securities, including the declaration of any cash dividends, payable quarterly or otherwise, where the Fair Market Value (as determined by the Board of Directors) of such distribution per share of Common Stock exceeds 10% of the Closing Sale Price of the Common Stock on the Business Day immediately preceding the date of declaration of such distribution; or

(C) a Fundamental Change occurs,

then, in each case, the Securities may be surrendered for conversion at any time on and after the date that Parent or the Company gives notice to the Holders of such right, which shall be, in the case of (A) or (B), not less than 15 Business Days prior to the Ex-Dividend Time for such distribution, or, in the case of (C), within 15 Business Days after the occurrence of the Fundamental Change, until 5:00 p.m., New York City time, on the earlier of the Business Day immediately preceding the Ex-Dividend Time and the date Parent or the Company announces that such distribution shall not take place in the case of (A) or (B), or within 20 Business Days of Parent’s or the Company’s delivery of the notice of the Fundamental Change in the case of (C); provided, however, that in the case of (A) or (B), a Holder of Securities may not surrender Securities for conversion if the Holder shall otherwise participate in such distribution without conversion.

(ii) In addition, in the event that Parent or Company consolidates with or merges into another corporation, or is a party to a binding share exchange pursuant to which the Common Stock would be converted into cash, securities or other property as set forth in Section 12.4, then the Securities may be surrendered for conversion at any time from and after the date which is 15 calendar days prior to the date announced by Parent as the anticipated effective time of such transaction until 15 calendar days after the actual date of such transaction.

(c) Notwithstanding the foregoing, a Security in respect of which a Holder has delivered a Fundamental Change Purchase Notice, as the case may be, exercising such Holder’s right to require the Company to repurchase such Security may be converted only if such Fundamental Change Purchase Notice is withdrawn in accordance with Section 4.2(b) or Section 5.2(b) prior to 5:00 p.m., New York City time, on the Business Day immediately preceding such Purchase Date or Fundamental Change Purchase Date.”

10.           Amendment to Section 12.2 of the Indenture. The second paragraph of Section 12.2(b) of the Indenture is hereby amended in its entirety to read as follows:

“Except as described in Section 12.9, the Company and Parent will not make any payment in cash or Common Stock or other adjustment for accrued and unpaid interest or Additional Interest on any Securities when they are converted. The Company’s and Parent’s delivery to the Holder of the full number of shares of Common Stock into which the Security is convertible, together with any cash payment for such Holder’s fractional shares, shall be deemed to satisfy the Company’s obligation to pay the Principal Amount of the Security and to satisfy its obligation to pay accrued and unpaid interest and Additional Interest, if any through the conversion date. As a result, accrued interest, and Additional Interest are deemed paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued interest and Additional Interest, if any, will be payable upon any conversion of Securities made concurrently with or after acceleration of the Securities following an Event of Default.”

Section 12.2 is hereby amended by replacing the words “the Company” by the word “Parent” the eleventh time it appears in Section 12.2.

11.           Amendments to Sections 12.3, 12.7, and 12.10 of the Indenture. The words “the Company” are hereby replaced by the word “Parent,” and the words “the Company’s” are hereby replaced by the word “Parent’s,” each time the words “the Company” appear in Sections 12.3 (except 12.3(e)), 12.7 and 12.10 of the Indenture.

12.           Amendment to Section 12.4 of the Indenture. Section 12.4 is hereby amended by adding the words “or Parent” after “the Company” in the title to Section 12.4 and each time they appear in Section 12.4.

13.           Amendments to Section 12.6 of the Indenture. The words “or Parent” are hereby inserted after the word “Company” each time it appears in Section 12.6 of the Indenture.

14.           Amendments to Section 12.9 of the Indenture.  The words “or Parent” are hereby inserted after the word “Company” the third time it appears in Section 12.9 of the Indenture.

15.           Amendments to Section 12.11 and 12.12 of the Indenture. The words “or Parent” are hereby inserted after the word “Company” each time it appears in Sections 12.11 and 12.12 of the Indenture.

16.           Amendments to Section 14.2 of the Indenture. Section 14.2 of the Indenture is hereby amended in its entirety to read as follows:

“Section 14.2. Notices. Any request, demand, authorization, notice, waiver, consent or communication shall be in writing and delivered in person (including by commercial courier services) or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission (confirmed by guaranteed overnight courier) to the following facsimile numbers:

if to Parent or the Company:

c/o Celldex Therapeutics, Inc.

119 Fourth Avenue

Needham, MA 02494

Attention: President & Chief Executive Officer

Fax (781) 433-3191 and (908) 454-1911

with a copy (which shall not constitute notice) to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, NJ 07068

Attention: Anthony Pergola

Fax (973) 597-2445

if to the Trustee:

The Bank of New York

101 Barclay Street, 8 West

New York, New York 10286

Attention: Corporate Trust Administration

Facsimile No.: (212) 815-5707

The Company, Parent or the Trustee by notice given to the other in the manner provided above may designate additional or different addresses for subsequent notices or communications.

Any notice or communication given to a Holder shall be mailed to the Holder, by first-class mail, postage prepaid, at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not received by the addressee.

If the Company or Parent mails a notice or communication to the Holders, it shall mail a copy to the Trustee and each Registrar, Paying Agent, Conversion Agent, or co-registrar.

Notwithstanding the foregoing, in the case of the Trustee, notice must be actually received by the Corporate Trust Administration office of the Trustee.”

17.           Amendment to Section 14.4 of the Indenture.  The words “or Parent” are hereby inserted after the word “Company” each time it appears in Section 14.4 of the Indenture.

18.           Amendment to Section 14.9. Section 14.9 of the Indenture is hereby amended in its entirety to read as follows:

“Section 14.9. Governing Law; Submission to Jurisdiction; Service of Process.

This Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. The Company and Parent each submits to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America, in each case located in the Borough of Manhattan, New York, New York over any suit, action or proceeding arising under or in connection with this Indenture or the transactions contemplated hereby or the Securities. Each of the Company and Parent waives any objection that it may have to the venue of any suit, action or proceeding arising under or in connection with this Indenture or the transactions contemplated hereby or the Securities in the courts of the State of New York or the courts of the United States of America, in each case located in the Borough of Manhattan, New York, New York, or that such suit, action or proceeding brought in the courts of the State of New York or the courts of the United States of America, in each case located in the Borough of Manhattan, New York, New York, was brought in an inconvenient court and agrees not to plead or claim the same.

Each of the Company and Parent agrees that service of all writs, process and summonses in any suit, action or proceeding arising under or in connection with this Indenture or the transactions contemplated thereby or the Securities against the Company in any court of the State of New York or any United States Federal court, in each case, sitting in the Borough of Manhattan, New York, New York, may be made upon Corporation Service Company at 80 State Street, Albany, New York 12207, whom each of the Company and Parent each irrevocably appoints as its authorized agent for service of process. Each of the Company and Parent each represents and warrants that Corporation Service Company has agreed to act as the Company’s and Parent’s agent for service of process. The Company and Parent agree that such appointment shall be irrevocable until the irrevocable appointment by the Company and Parent of a successor in New York, New York as their authorized agent for such purpose and the acceptance of such appointment by such successor. The Company and Parent further agree to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. If Corporation Service Company shall cease to act as the agent for service of process for the Company or Parent, the Company or Parent, as applicable, shall appoint without delay, another such agent and provide prompt written notice to the Trustee of such appointment.”

19.           Amendments to Section 14.10 of the Indenture.  Section 14.10 is hereby amended by adding the words “or Parent” after the words “the Company” each time they appear.

20.           Amendments of Section 14.11 of the Indenture. The first sentence of Section 14.11 of the Indenture is hereby replaced with the following sentence: “All agreements of the Company and Parent in this Indenture and the Securities shall bind their respective successors.”

21.           Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

22.           Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

23.           Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

24.           Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

25.           The Trustee. The Trustee makes no representation or warranty as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

26.           The Trust Indenture Act.  This Supplemental Indenture is subject to the provisions of the TIA that are required to be a part of the Indenture and shall, to the extent applicable, be governed by such provisions.  If any provision in this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included herein by any provision of the TIA, such required provision shall prevail.

27.           Separability Clause.  In case any provisions of this Supplemental Indenture, the Indenture or the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

28.           Effectiveness.  This Supplemental Indenture shall be deemed effective immediately prior to the Effective Time.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

CELLDEX THERAPEUTICS, INC.

By:	/s/ Anthony S. Marucci
Name:	Anthony S. Marucci
Title:	President & CEO

CURAGEN CORPORATION

By:	/s/ Sean Cassidy
Name:	Sean Cassidy
Title:	Vice President & Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Carlos R. Luciano
Name:	Carlos R. Luciano
Title:	Vice President